Exhibit 10.68
January 3, 2026

Mr. Scott Sutton
5717 Preston Haven Drive
Dallas, TX 75230

Dear Scott:

I am pleased to confirm the terms and conditions of your employment with Rayonier Advanced Materials Inc. (“RYAM” or the “Company”) as President and Chief Executive Officer reporting to the Company’s Board of Directors (“Board”). Your position will be located in Jacksonville, Florida.

Compensation/Bonus Program
Your starting base salary for this position will be payable in semi-monthly payments of $41,666.67, less applicable withholdings and deductions (annualized equivalent of $1,000,000), subject to annual review by the Compensation and Management Development Committee in its sole discretion.

This offer includes participation in any Annual Cash Incentive Program as the Compensation and Management Development Committee may establish under the Corporate Bonus Plan with a target bonus of 100% of your base salary earned for the applicable year and a payout potential between 0 and 200% of target. Please note that any payouts under the Annual Cash Incentive Program are based on achievement of certain performance criteria as determined by the Compensation and Management Development Committee, are discretionary and are not guaranteed and are otherwise subject to the terms and conditions of the program. To be eligible for a bonus, you must be employed by the Company when the bonus is paid.

Annual Equity
An important aspect of RYAM’s pay-for-performance philosophy is the utilization of long-term incentive programs. As such, you will be eligible to receive long-term incentive awards in the discretion of the Compensation and Management Development Committee, commencing in March 2026 with the grant date value of your equity grant for the 2026 Long-Term Incentive Program being $3,300,000. For 2026, restricted stock units (RSUs) will be 30% of the award, performance share units (PSUs) will be 35% of the award, and performance cash units (PCUs) will be 35% of the award, with the performance criteria along with the vesting requirements determined in the discretion of the Compensation and Management Development Committee and governed by the 2026 Long-Term Incentive Program. The number of units (or, in the case of PSUs and PCUs, the target number of units) awarded will be determined by dividing the award value by the closing share price on the date of grant, provided, however, if RYAM’s share price is below $7.00 at the time of the grant, the share price used to determine the number of units granted will be $7.00, consistent with the share price floor that will apply to the other recipients of long-term incentive awards.

Time-based RSUs will be scheduled to cliff-vest on the third anniversary of the grant date, and PSUs and/or PCUs will vest and be paid out following the completion of a three-year performance period as provided in the award agreements and documents evidencing such awards. All long-term incentive awards are subject to the terms of RYAM’s 2023 Incentive Stock Plan and award agreements and documents evidencing such awards.

You will be eligible for future long-term incentive awards as determined by and pursuant to the terms established by the Compensation and Management Development Committee.

Inducement Equity Grant
In addition to your annual equity award under the 2026 Long-Term Incentive Program referenced above, effective as of your first day of employment with the Company, you will also receive an inducement grant of 750,000 PSUs with a three-year performance period and one-year post-vest holding requirement (which holding requirement will apply only to the net after-tax shares received), granted pursuant to the NYSE inducement award provisions (the “Inducement Grant”). The actual number of shares earned will be based on the highest average closing share price measured over any period of 60 consecutive trading days during the three-year performance period (which will commence on the grant date and end on the third anniversary of the grant date) based on the performance objectives set forth in the table below. Any shares earned based on achievement of the share price performance objective during the three-year performance period will vest on the third anniversary of the grant date (the “Inducement Grant Vesting Date”), subject to your continued employment through such date and the aforementioned holding requirement, and be paid out upon confirmation by the Compensation and Management Development Committee of the number of shares earned, if any, which confirmation shall occur no later than five business days following the Inducement Grant Vesting Date. Should you terminate employment for any reason prior to the Inducement Grant Vesting Date, you will forfeit the Inducement Grant in its entirety.

Performance	Payout % of Target	Shares Vesting	RYAM Stock Price
Threshold	50%	375,000	$15.00
Target	100%	750,000	$30.00
Maximum	200%	1,500,000	$45.00
* Linear interpolation applies

Illustrative Example: Following the end of the three-year performance period, assuming your continued employment through such period, RYAM will identify the highest average closing price per share at which RYAM shares traded for any period of 60 consecutive trading days during the three-year performance period. If during the performance period, the highest average closing price at which RYAM shares traded for 60 consecutive trading days was $37.50, you will have earned 1,125,000 shares, which shares will vest on the Inducement Grant Vesting Date.

The Inducement Grant is intended to constitute an “employment inducement” award under NYSE Rule 303A.08. This agreement and the terms and conditions of the Inducement Grant shall be interpreted in accordance and consistent with such exemption. The Inducement Grant will be subject to the terms and conditions set forth in the award agreement and documents evidencing such award. The Company will register the Inducement Grant on a Registration Statement on Form S-8 subject to applicable securities laws and satisfaction of eligibility requirements.

Vacation
Based on and subject to the terms of RYAM’s vacation policy, you will be eligible for five weeks of vacation based on your experience equivalent. The vacation year begins on January 1st of each year, and a copy of RYAM's Vacation Policy, HR 13.0 will be provided after you begin employment.

Sign-on Bonus
RYAM will provide you with a gross lump-sum payment of $225,000 to cover relocation expenses such as temporary living, closing costs on a new home, settling-in expenses and return visits home, plus your forfeiture of equity compensation in connection with your resignation from your external board. Your receipt of this lump sum is in lieu of participation in RYAM’s standard relocation program. This sign-on bonus payment will be subject to all required tax withholding requirements.

Should you voluntarily leave RYAM for any reason or be terminated by RYAM for Cause, as defined in the Rayonier Advanced Materials Inc. Amended and Restated Executive Severance Pay Plan as currently in effect, within two years of your start date, the gross lump sum amount must be repaid to the company prior to your last day as a RYAM employee.

Benefits Programs
RYAM provides a comprehensive and competitive benefits package designed to help employees plan for their future. Information on these programs is enclosed in the offer packet. As a RYAM salaried employee, you will be eligible to participate in the various plans and policies comprising the RYAM Benefits Program, including the Rayonier Advanced Materials Inc. Non-Change in Control Executive Severance Plan (a copy of which is included in your offer packet), upon your date of hire, subject to all plan and policy terms, conditions and eligibility requirements. All employee benefit plans remain subject to amendment or termination.

In addition to the standard non-change in control severance plan, you will participate in the Rayonier Advanced Materials Change in Control Executive Severance Plan (a copy of which is included in your offer packet) as a Tier I executive upon your date of hire, subject to all plan and policy terms, conditions and eligibility requirements.

You will also be eligible to participate in the executive perquisites program as may be in effect from time to time that currently provides for an age-based executive medical program which is currently through the Mayo Clinic, as well as a financial planning reimbursement program of up to $25,000 per year for eligible expenses, subject to any required tax withholding requirements. Your participation in these programs will start in calendar year 2026.

An employee services specialist will review the benefit plans in detail with you upon your start date.

Intellectual Property Statement
Just as RYAM’s intellectual property is important to the Company, we respect the intellectual property rights of other companies and individuals, including those you previously worked for or are working for prior to your joining RYAM. Thus, while we extend this job offer to you based on our understanding of your prior work experience, job knowledge, abilities and expertise, you are not expected and, in fact, you are not permitted to bring any intellectual property of any prior employer with you to use in your position with RYAM. If you have any questions about this requirement, please contact me for further clarification.

Contingencies
Please be aware that this offer is contingent upon several conditions. The first is your successful completion of both a pre-placement drug screen and a background check. The second is your execution of the enclosed Covenant Against Disclosure and Assignment of Rights to Intellectual Property and Supplemental Terms Agreement, which is related to limiting your conduct that is detrimental to RYAM’s interests, including provisions related to non-competition. The consideration for the limits placed upon you are the terms provided in this offer, including the Inducement Grant. You will be asked to renew the Supplemental Terms Agreement with each subsequent equity grant that you receive.

Please return the original signed Covenant Against Disclosure and Assignment of Rights to Intellectual Property and Supplemental Terms Agreement to Rayonier Advanced Materials Inc., Attn: Lise Gingras, 1301 Riverplace Blvd, Suite 2300, Jacksonville, FL 32207.

As required by federal law, this offer is contingent on your ability to document your authorization to work in the United States. Most people meet this requirement the first day of work by presenting a U.S. passport or a Social Security card and a form of identification that includes a picture, generally a driver’s license. We ask that you bring the necessary documentation for completion of the I-9 form on your first day of employment.

Clawback
Amounts payable to you pursuant to this agreement and the referenced programs and plans shall be subject to any clawback or recoupment policy of the Company as may be in effect from time to time or any other clawback or recoupment agreement or arrangement applicable to you.

Absence of Conflicts; Competition with Prior Employer
This offer is contingent on the fact that there is nothing outstanding, including any non-disclosure or non-competition agreement with, or any obligations to, any former employer or other party which would prevent or restrict in any way your ability to perform your job responsibilities. You represent that your performance of your duties under this agreement will not breach any other agreement to which you are a party. You agree that you have disclosed to the Company all of your existing employment and/or business relationships, including, but not limited to, any consulting or advising relationships, outside directorships, investments in privately held companies, and any other relationships that may create a conflict of interest. You are not to bring with you to the Company or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

Arbitration
To the fullest extent permitted by law, any dispute or controversy arising under or in connection with this Agreement or otherwise arising between you and the Company, that cannot be mutually resolved by the parties, shall be settled exclusively by arbitration in Jacksonville, Florida. Such arbitration shall be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (the “AAA”) before one arbitrator, who shall be selected jointly by the parties, or if the parties cannot agree on the selection of the arbitrator, shall be selected pursuant to the rules of the AAA. All costs of arbitration, including each party’s reasonable attorneys’ fees and costs, shall be borne by the unsuccessful party or, at the discretion of the arbitrator, shall be prorated between the parties in such proportions as the arbitrator determines to be equitable and shall be awarded as part of the arbitrator’s award. Nothing herein shall prohibit the Company from seeking injunctive or equitable relief from the state or federal courts of Florida, in an effort to prevent an actual or threatened breach of this Agreement, including the attached Covenant Against Disclosure and Assignment of Rights to Intellectual Property, or in an effort to obtain specific performance of the terms and conditions of this Agreement or the Covenant Against Disclosure and Assignment of Rights to Intellectual Property, and Supplemental Terms Agreement. With respect to any such legal action, the parties agree to be subject to personal jurisdiction in the state and federal courts located in the State of Florida. This Paragraph shall be governed by and interpreted in accordance with the Federal Arbitration Act (“FAA”).

Miscellaneous
Employment at Will. Please note that this is an offer of employment without a specific term or time period of employment, as RYAM is an "at will" employer. This means that neither you nor the Company is bound to continue the relationship if either chooses, and employment may be terminated at any time with or without cause or notice by the employee or the Company.

Amendment; Waiver. This agreement may not be modified or amended except in writing signed by the parties. No term or condition of this agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future.

Assignment. The Company may assign this Agreement to any successor to all or a portion of the business and/or assets of the Company, provided, that in the event of such an assignment, the Company will require such successor to expressly assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Governing Law. This Agreement will be governed by the laws of the State of Florida without reference to conflict of law provisions.

Code Section 409A. Although the Company does not guarantee to you any particular tax treatment relating to the payments and benefits under this agreement, it is intended that such payments and benefits be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this agreement will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

Entire Agreement; Severability. You acknowledge and agree that this agreement constitutes the entire agreement and understanding between the Company and you with respect to the subject matter of this agreement, and supersedes any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto. In the event that any provision of this agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this agreement shall continue in full force and effect without said provision.

Your official acceptance of this offer letter can be communicated by signing below.

We believe you will find this opportunity both challenging and rewarding and are confident you will be an asset to our organization. I look forward to hearing of your acceptance.

Very Truly Yours,

Lise Gingras
Vice President, Human Resources
(904) 882-0993

Cc: Spencer Stuart
Lisa Palumbo

______________________________________________________________________

I accept the terms and conditions as outlined in this offer letter, including the obligations to repay the relocation expenses should I voluntarily leave Rayonier Advanced Materials employment before the deadlines defined above.

/s/ Scott M. Sutton
___________________________________
Scott Sutton

Jan. 3, 2026 11:45 AM CST
_____________________________
Date Signed